Table of Contents

Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Financial Statements:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

TRI Pointe Homes, Inc.

We have audited the accompanying consolidated balance sheet of TRI Pointe Homes, Inc. as of December 31, 2014, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TRI Pointe Homes, Inc. at December 31, 2014, and the consolidated results of its operations and cash flows for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California

March 12, 2015, except for Note 22 as to which the date is April 15, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder

Weyerhaeuser Real Estate Company:

We have audited the accompanying consolidated balance sheet of Weyerhaeuser Real Estate Company and subsidiaries as of December 31, 2013, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Real Estate Company and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, WA

February 18, 2014

TRI POINTE HOMES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$170,629	$4,510
Receivables	20,118	60,397
Real estate inventories	2,280,183	1,465,526
Investments in unconsolidated entities	16,805	20,923
Goodwill and other intangible assets, net	162,563	6,494
Deferred tax assets	157,821	288,983
Other assets	105,405	63,631
Total assets	$2,913,524	$1,910,464

Liabilities
Accounts payable	$68,860	$59,676
Accrued expenses and other liabilities	210,009	190,682
Notes payable and other borrowings	274,677	—
Senior notes	887,502	—
Debt payable to Weyerhaeuser	—	834,589
Total liabilities	1,441,048	1,084,947
Commitments and contingencies (Note 15)	—	—
Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2014 and 2013, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 161,355,490 and 129,700,000 shares issued and outstanding at December 31, 2014 and 2013, respectively (Note 1)	1,614	1,297
Additional paid-in capital	906,159	333,589
Retained earnings	546,407	462,210
Total stockholders' equity	1,454,180	797,096
Noncontrolling interests	18,296	28,421
Total equity	1,472,476	825,517
Total liabilities and equity	$2,913,524	$1,910,464

See accompanying notes.

TRI POINTE HOMES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2014	2013	2012
Revenues:
Home sales	$1,646,274	$1,218,430	$870,596
Land and lot sales	47,660	52,261	192,489
Other operations	9,682	4,021	7,221
Total revenues	1,703,616	1,274,712	1,070,306
Expenses:
Cost of home sales	1,316,470	948,561	690,578
Cost of land and lot sales	37,560	38,052	116,143
Other operations	3,324	2,854	5,214
Impairments and lot option abandonments	2,515	345,448	3,591
Sales and marketing	103,600	94,521	78,022
General and administrative	82,373	74,244	75,583
Restructuring charges	10,543	10,938	2,460
Total expenses	1,556,385	1,514,618	971,591
Income (loss) from operations	147,231	(239,906)	98,715
Equity in (loss) income of unconsolidated entities	(288)	2	2,490
Transaction expenses	(17,960)	—	—
Other income (expense), net	(1,019)	2,450	(1,576)
Income (loss) from continuing operations before taxes	127,964	(237,454)	99,629
(Provision) benefit for income taxes	(43,767)	86,161	(38,910)
Income (loss) from continuing operations	84,197	(151,293)	60,719
Discontinued operations, net of income taxes	—	1,838	762
Net income (loss)	$84,197	$(149,455)	$61,481

Earnings (loss) per share
Basic
Continuing operations	$0.58	$(1.17)	$0.47
Discontinued operations	—	0.02	—
Net earnings (loss) per share	$0.58	$(1.15)	$0.47
Diluted
Continuing operations	$0.58	$(1.17)	$0.47
Discontinued operations	—	0.02	—
Net earnings (loss) per share	$0.58	$(1.15)	$0.47
Weighted average shares outstanding
Basic	145,044,351	129,700,000	129,700,000
Diluted	145,531,289	129,700,000	129,700,000

See accompanying notes.

TRI POINTE HOMES, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands, except share amounts)

	Number of		Additional		Total
	Common	Common	Paid-in	Retained	Stockholders'	Noncontrolling	Total
	Shares (Note 1)	Stock	Capital	Earnings	Equity	Interests	Equity
Balance at December 31, 2011	129,700,000	$1,297	$339,823	$550,184	$891,304	$(1,597)	$889,707
Net income	—	—	—	61,481	61,481	—	61,481
Return of capital to Weyerhaeuser	—	—	(2,351)	—	(2,351)	—	(2,351)
Excess (cost) of share-based awards, net	—	—	(509)	—	(509)	—	(509)
Stock-based compensation expense	—	—	3,854	—	3,854	—	3,854
Contributions from noncontrolling interests	—	—	—	—	—	233	233
Net effect of consolidations, de- consolidations and other transactions	—	—	—	—	—	41,312	41,312
Balance at December 31, 2012	129,700,000	1,297	340,817	611,665	953,779	39,948	993,727
Net income (loss)	—	—	—	(149,455)	(149,455)	—	(149,455)
Return of capital to Weyerhaeuser	—	—	(13,920)	—	(13,920)	—	(13,920)
Excess tax benefit of share-based awards, net	—	—	1,690	—	1,690	—	1,690
Stock-based compensation expense	—	—	5,002	—	5,002	—	5,002
Distributions to noncontrolling interests, net	—	—	—	—	—	(7,121)	(7,121)
Net effect of consolidations, de- consolidations and other transactions	—	—	—	—	—	(4,406)	(4,406)
Balance at December 31, 2013	129,700,000	1,297	333,589	462,210	797,096	28,421	825,517
Net income	—	—	—	84,197	84,197	—	84,197
Capital contribution by Weyerhaeuser, net	—	—	63,355	—	63,355	—	63,355
Common shares issued in connection with the Merger (Note 2)	31,632,533	317	498,656	—	498,973	—	498,973
Shares issued through stock plans	22,957	—	176	—	176	—	176
Excess tax benefit of share-based awards, net	—	—	1,757	—	1,757	—	1,757
Stock-based compensation expense	—	—	8,626	—	8,626	—	8,626
Distributions to noncontrolling interests, net	—	—	—	—	—	(17,248)	(17,248)
Net effect of consolidations, de- consolidations and other transactions	—	—	—	—	—	7,123	7,123
Balance at December 31, 2014	161,355,490	$1,614	$906,159	$546,407	$1,454,180	$18,296	$1,472,476

See accompanying notes.

TRI POINTE HOMES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$84,197	$(149,455)	$61,481
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	11,423	13,489	11,798
Equity in (income) loss of unconsolidated entities, net	288	(2)	(2,453)
Deferred income taxes, net	5,716	(108,869)	38,000
Amortization of stock-based compensation	8,626	5,002	3,854
Charges for impairments and lot option abandonments	2,515	345,448	3,591
Net gain on sale of discontinued operations	—	(1,946)	—
Charge for early extinguishment of debt	—	645	—
Bridge commitment fee	10,322	—	—
Changes in assets and liabilities:
Real estate inventories	(276,315)	(165,471)	(74,939)
Receivables	40,933	44,689	(11,823)
Other assets	(6,680)	(19,391)	3,845
Accounts payable	5,571	(6,538)	10,262
Accrued expenses and other liabilities	(46)	20,200	16,370
Returns on investments in unconsolidated entities, net	80	1,111	2,680
Other operating cash flows	—	84	180
Net cash (used in) provided by operating activities	(113,370)	(21,004)	62,846
Cash flows from investing activities:
Purchases of property and equipment	(7,850)	(10,350)	(3,529)
Cash acquired in the Merger	53,800	—	—
Proceeds from sale of property and equipment	23	5	4
Investments in unconsolidated entities	(1,311)	(1,571)	(232)
Proceeds from the sale of discontinued operations	—	3,623	—
Proceeds from sale of partnership interests	—	—	1,634
Net cash provided by (used in) investing activities	44,662	(8,293)	(2,123)
Cash flows from financing activities:
Borrowings from notes payable	100,600	—	—
Repayment of notes payable	(53,051)	(109,900)	(175,805)
Proceeds from issuance of senior notes	886,698	—	—
Debt issuance costs for senior notes	(23,000)	—	—
Bridge commitment fee	(10,322)	—	—
Changes in debt payable to Weyerhaeuser	(623,589)	145,036	120,810
Change in book overdrafts	(22,491)	6,821	(2,809)
Excess tax benefits of share-based awards	1,757	2,097	1,241
Distributions to Weyerhaeuser	(8,606)	(13,920)	(2,351)
Net proceeds of debt held by variable interest entities	3,903	5,582	—
Contributions from noncontrolling interests	1,895	925	233
Distributions to noncontrolling interests	(19,143)	(8,046)	—
Proceeds from exercise of equity awards	176	—	—
Net cash provided by (used in) financing activities	234,827	28,595	(58,681)
Net increase (decrease) in cash and cash equivalents	166,119	(702)	2,042
Cash and cash equivalents - beginning of year	4,510	5,212	3,170
Cash and cash equivalents - end of year	$170,629	$4,510	$5,212

See accompanying notes.

TRI POINTE HOMES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

Organization

TRI Pointe Homes, Inc. is engaged in the design, construction and sale of innovative single-family homes through its portfolio of six quality brands across eight states, including Maracay Homes in Arizona, Pardee Homes in California and Nevada, Quadrant Homes in Washington, Trendmaker Homes in Texas, TRI Pointe Homes in California and Colorado and Winchester Homes in Maryland and Virginia.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as described in “Reverse Acquisition” below.  All significant intercompany accounts have been eliminated upon consolidation.  Certain prior period amounts have been reclassified to conform to current period presentation.  Subsequent events have been evaluated through the date the financial statements were issued.

Unless the context otherwise requires, the terms “we”, “us”, “our” and “the Company” refer to TRI Pointe Homes, Inc. (and its consolidated subsidiaries).

Reverse Acquisition

On July 7, 2014 (the “Closing Date”), TRI Pointe Homes, Inc. consummated the previously announced merger (the “Merger”) of our wholly-owned subsidiary, Topaz Acquisition, Inc. (“Merger Sub”), with and into Weyerhaeuser Real Estate Company (“WRECO”), with WRECO surviving the Merger and becoming our wholly-owned subsidiary, as contemplated by the Transaction Agreement, dated as of November 3, 2013 (the “Transaction Agreement”), by and among us, Weyerhaeuser Company (“Weyerhaeuser”), the Company, WRECO and Merger Sub. The Merger is accounted for in accordance with ASC Topic 805, Business Combinations (“ASC 805”). For accounting purposes, the Merger is treated as a “reverse acquisition” and WRECO is considered the accounting acquirer. Accordingly, WRECO is reflected as the predecessor and acquirer and therefore the accompanying consolidated financial statements reflect the historical consolidated financial statements of WRECO for all periods presented and do not include the historical financial statements of TRI Pointe prior to the Closing Date. Subsequent to the Closing Date, the consolidated financial statements reflect the results of the combined company.

See Note 2, Merger with Weyerhaeuser Real Estate Company, for further information on the Merger. In the Merger, each issued and outstanding WRECO common share was converted into 1.297 shares of TRI Pointe common stock. The historical issued and outstanding WRECO common shares (100,000,000 common shares for all periods presented prior to the Merger) have been recast (as 129,700,000 common shares of the Company for all periods prior to the Merger) in all periods presented to reflect this conversion.

Use of Estimates

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from our estimates.

Cash and Cash Equivalents and Concentration of Credit Risk

We define cash and cash equivalents as cash on hand, demand deposits with financial institutions, and short-term liquid investments with an initial maturity date of less than three months. The Company’s cash balances exceed federally insurable limits. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Real Estate Inventories and Cost of Sales

Real estate inventories consist of land, land under development, homes under construction, completed homes and model homes and are stated at cost, net of impairment losses. We capitalize direct carrying costs, including interest, property taxes and related development costs to inventories. Field construction supervision and related direct overhead are also included in the capitalized cost of inventories. Direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value. In accordance with ASC Topic 835, Interest (“ASC 835”), homebuilding interest capitalized as a cost of inventories owned is included in costs of sales as related units or lots are sold. To the extent our debt exceeds our qualified assets as defined in ASC 835, we expense a portion of the interest incurred by us. Qualified assets represent projects that are actively under development. Homebuilding cost of sales is recognized at the same time revenue is recognized and is recorded based upon total estimated costs to be allocated to each home within a community. Any changes to the estimated costs are allocated to the remaining undelivered lots and homes within their respective community. The estimation and allocation of these costs requires a substantial degree of judgment by management.

The estimation process involved in determining relative sales or fair values is inherently uncertain because it involves estimating future sales values of homes before delivery. Additionally, in determining the allocation of costs to a particular land parcel or individual home, we rely on project budgets that are based on a variety of assumptions, including assumptions about construction schedules and future costs to be incurred. It is common that actual results differ from budgeted amounts for various reasons, including construction delays, increases in costs that have not been committed or unforeseen issues encountered during construction that fall outside the scope of existing contracts, or costs that come in less than originally anticipated. While the actual results for a particular construction project are accurately reported over time, a variance between the budget and actual costs could result in the understatement or overstatement of costs and have a related impact on gross margins between reporting periods. To reduce the potential for such variances, we have procedures that have been applied on a consistent basis, including assessing and revising project budgets on a periodic basis, obtaining commitments from subcontractors and vendors for future costs to be incurred and utilizing the most recent information available to estimate costs.

If there are indications of impairment, we perform a detailed budget and cash flow review of our real estate assets to determine whether the estimated remaining undiscounted future cash flows of the community are more or less than the asset’s carrying value. If the undiscounted cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value. These impairment evaluations require us to make estimates and assumptions regarding future conditions, including timing and amounts of development costs and sales prices of real estate assets, to determine if expected future undiscounted cash flows will be sufficient to recover the asset’s carrying value.

When estimating undiscounted cash flows of a community, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other communities, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the community, assumptions could have a significant impact on the projected cash flow analysis. For example, if our objective is to preserve operating margins, our cash flow analysis will be different than if the objective is to increase sales. These objectives may vary significantly from community to community and over time. If assets are considered impaired, impairment is determined by the amount the asset’s carrying value exceeds its fair value. Fair value is determined based on estimated future cash flows discounted for inherent risks associated with real estate assets. These discounted cash flows are impacted by expected risk based on estimated land development, construction and delivery timelines; market risk of price erosion; uncertainty of development or construction cost increases; and other risks specific to the asset or market conditions where the asset is located when assessment is made. These factors are specific to each community and may vary among communities. We perform a quarterly review for indicators of impairment. For the years ended December 31, 2014, 2013 and 2012 we recorded impairment charges of $931,000, $341.1 million and $735,000, respectively.  The impairment charge in 2013 was primarily related to the impairment of the Coyote Springs Property, which was an excluded asset per the Transaction Agreement.

Revenue Recognition

In accordance with ASC Topic 360, Property, Plant, and Equipment, revenues from home sales and other real estate sales are recorded and a profit is recognized when the respective units are delivered. Home sales and other real estate sales are delivered when all conditions of escrow are met, including delivery of the home or other real estate asset, title passage, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives are a reduction of revenues when the respective unit is delivered. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail above in the section entitled “Real Estate Inventories and Cost of Sales.”

Warranty Reserves

In the normal course of business, we incur warranty-related costs associated with homes that have been delivered to homebuyers. Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized while indirect warranty overhead salaries and related costs are charged to cost of sales in the period incurred. Amounts are accrued based upon our historical rates.  We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts as appropriate for current quantitative and qualitative factors. Factors that affect the warranty accruals include the number of homes delivered, historical and anticipated rates of warranty claims and cost per claim. Although we consider the warranty accruals reflected in our consolidated balance sheet to be adequate, actual future costs could differ significantly from our currently estimated amounts. Our warranty accrual is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Investments in Unconsolidated Entities

We have investments in unconsolidated entities over which we have significant influence that we account for using the equity method with taxes provided on undistributed earnings. We record earnings and accrue taxes in the period that the earnings are recorded by our affiliates. Under the equity method, our share of the unconsolidated entities’ earnings or loss is included in equity in income (loss) of unconsolidated entities in the accompanying consolidated statement of operations. We evaluate our investments in unconsolidated entities for impairment when events and circumstances indicate that the carrying value of the investment may not be recoverable.

Variable Interest Entities

The Company accounts for variable interest entities in accordance with ASC Topic 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve, or are conducted on behalf of, the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE.

Under ASC 810, a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as inventories owned, which we would have to write off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a VIE may have been created. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

Stock-Based Compensation

We account for share-based awards in accordance with ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees.

Sales and Marketing Expense

Sales and marketing costs incurred to sell real estate projects are capitalized if they are reasonably expected to be recovered from the sale of the project or from incidental operations and are incurred for tangible assets that are used directly through the selling period to aid in the sale of the project or services that have been performed to obtain regulatory approval of sales. All other selling expenses and other marketing costs are expensed in the period incurred.

Restructuring Charges

Restructuring charges are incurred related to the Merger in addition to general cost reduction initiatives.   These charges are comprised of employee retention and severance-related expenses and lease termination costs.  We account for restructuring charges in accordance with ASC Topic 420, Exit or Disposal Cost Obligations or ASC Topic 712 – Compensation – Nonretirement Postemployment Benefits.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recorded based on future tax consequences of both temporary differences between the amounts reported for financial reporting purposes and the amounts deductible for income tax purposes, and are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the changes are enacted.

Each quarter we assess our deferred tax assets to determine whether all or any portion of the assets is more likely than not unrealizable under ASC 740. We are required to establish a valuation allowance for any portion of the asset we conclude is more likely than not to be unrealizable. Our assessment considers, among other things, the nature, frequency and severity of our current and cumulative losses, forecasts of our future taxable income, the duration of statutory carryforward periods and tax planning alternatives. Due to uncertainties inherent in the estimation process, it is possible that actual results may vary from estimates.

We classify any interest and penalties related to income taxes as part of income tax expense. As of December 31, 2014, the Company has liabilities for gross unrecognized tax benefits of $14.9 million the majority of which were assumed in connection with the Merger.

Goodwill

In connection with the Merger, $139.3 million of goodwill has been recorded as of December 31, 2014. We have completed the majority of our business combination accounting as of December 31, 2014 and expect to complete the remainder in the first quarter of 2015.  In accordance with ASC Topic 350, Intangibles-Goodwill and Other (“ASC 350”), we will evaluate goodwill for possible impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Based on our qualitative analysis, we have concluded as of December 31, 2014, our goodwill was not impaired.

Recently Issued Accounting Standards

In April 2014, the FASB issued amendments to Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The update requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held for sale should be reported as discontinued operations. The amendments also expand the disclosure requirements for discontinued operations and add new disclosures for individually significant dispositions that do not qualify as discontinued operations. The amendments are effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The implementation of the amended guidance is not expected to have a material impact on our consolidated financial position or results of operations.

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: identify the contract(s) with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 supersedes the revenue-recognition requirements in ASC Topic 605, Revenue Recognition, most industry-specific guidance throughout the industry topics of the accounting standards codification, and some cost guidance related to construction-type and production-type contracts. ASU 2014-09 is effective for public entities for the annual periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is not permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. We are currently evaluating the approach for implementation and the potential impact of adopting this guidance on our consolidated financial statements.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (“ASU 2014-15”), Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, in connection with preparing financial statements for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and provide related disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. We believe the adoption of this guidance will not have a material effect on our consolidated financial statements.

2.	Merger with Weyerhaeuser Real Estate Company

In the Merger, TRI Pointe issued 129,700,000 shares of TRI Pointe common stock to the former holders of WRECO common shares, together with cash in lieu of any fractional shares. On the Closing Date, WRECO became a wholly-owned subsidiary of TRI Pointe. Immediately following the consummation of the Merger, the ownership of TRI Pointe common stock on a fully diluted basis was as follows: (i) the WRECO common shares held by former Weyerhaeuser shareholders were converted into the right to receive, in the aggregate, approximately 79.6% of the then outstanding TRI Pointe common stock, (ii) the TRI Pointe common stock outstanding immediately prior to the consummation of the Merger represented approximately 19.4% of the then outstanding TRI Pointe common stock, and (iii) the outstanding equity awards of WRECO and TRI Pointe employees represented the remaining 1.0% of the then outstanding TRI Pointe common stock. On the Closing Date, the former direct parent entity of WRECO paid TRI Pointe $31.5 million in cash in accordance with the Transaction Agreement.  Following the Merger, WRECO changed its name to TRI Pointe Holdings, Inc.

Assumption of Senior Notes

On the Closing Date, TRI Pointe assumed WRECO’s obligations as issuer of $450 million aggregate principal amount of its 4.375% Senior Notes due 2019 (the “2019 Notes”) and $450 million aggregate principal amount of its 5.875% Senior Notes due 2024 (the “2024 Notes” and together with the 2019 Notes, the “Senior Notes”). Additionally, WRECO and certain of its subsidiaries (collectively, the “Guarantors”) entered into supplemental indentures pursuant to which they guaranteed TRI Pointe’s obligations with respect to the Senior Notes. The Guarantors also entered into a joinder agreement to the Purchase Agreement, dated as of June 4, 2014, among WRECO, TRI Pointe, and the initial purchasers of the Senior Notes (collectively, the “Initial Purchasers”), pursuant to which the Guarantors became parties to the Purchase Agreement. Additionally, TRI Pointe and the Guarantors entered into joinder agreements to the Registration Rights Agreements, dated as of June 13, 2014, among WRECO and the Initial Purchasers with respect to the Senior Notes, pursuant to which TRI Pointe and the Guarantors were joined as parties to the Registration Rights Agreements.

The net proceeds of $861.3 million from the offering of the Senior Notes were deposited into two separate escrow accounts following the closing of the offering on June 13, 2014. Upon release of the escrowed funds on the Closing Date and prior to the consummation of the Merger, WRECO paid $743.7 million in cash to its former direct parent, which cash was retained by Weyerhaeuser and its subsidiaries (other than WRECO and its subsidiaries). The payment consisted of the $739.0 million Payment Amount (as defined in the Transaction Agreement) as well as $4.7 million in payment of all unpaid interest on the debt payable to Weyerhaeuser that accrued from November 3, 2013 to the Closing Date. The remaining $117.6 million of proceeds was retained by TRI Pointe.

Transaction Expenses

Advisory, financing, integration and other transaction costs directly related to the Merger, excluding the impact of restructuring costs and purchase accounting adjustments, totaled $18.0 million for the year ended December 31, 2014. We do not expect to incur additional transaction-related costs in 2015.

Fair Value of Assets Acquired and Liabilities Assumed

The following table summarizes the calculation of the fair value of the total consideration transferred and the provisional amounts recognized as of the Closing Date (in thousands, except shares and closing stock price):

Calculation of consideration transferred
TRI Pointe shares outstanding	31,632,533
TRI Pointe closing stock price on July 7, 2014	$15.85
Consideration attributable to common stock	$501,376
Consideration attributable to TRI Pointe equity awards	1,072
Total consideration transferred	$502,448
Assets acquired and liabilities assumed
Cash and cash equivalents	$53,800
Accounts receivable	654
Real estate inventories	539,677
Intangible asset	17,300
Goodwill	139,304
Other assets	28,060
Total assets acquired	778,795
Accounts payable	26,105
Accrued expenses and other liabilities	23,114
Notes payable and other borrowings	227,128
Total liabilities assumed	276,347
Total net assets acquired	$502,448

Cash and cash equivalents, accounts receivable, other assets, accounts payable, accrued payroll liabilities, and accrued expenses and other liabilities were generally stated at historical carrying values given the short-term nature of these assets and liabilities. Notes payable and other borrowings are stated at carrying value due to the limited amount of time since the notes payable and other borrowings were entered into prior to the Closing Date.

The Company determined the fair value of real estate inventories on a community-by-community basis primarily using a combination of market-comparable land transactions, land residual analysis and discounted cash flow models. The estimated fair value is significantly impacted by estimates related to expected average selling prices, sales pace, cancellation rates and construction and overhead costs. Such estimates must be made for each individual community and may vary significantly between communities.

The fair value of the acquired intangible asset was determined based on a valuation performed by an independent valuation specialist. The $17.3 million intangible asset is related to the TRI Pointe trade name which is deemed to have an indefinite useful life.

Goodwill is primarily attributed to expected synergies from combining WRECO’s and TRI Pointe’s existing businesses, including, but not limited to, expected cost synergies from overhead savings resulting from streamlining certain redundant corporate functions, improved operating efficiencies, including provision of certain corporate level administrative and support functions at a lower cost than was historically allocated to WRECO for such services by its former direct parent, and growth of ancillary operations in various markets as permitted under applicable law, including a mortgage business, a title company and other ancillary operations. The Company also anticipates opportunities for growth through expanded geographic and customer segment diversity and the ability to leverage additional brands.  The acquired goodwill is not deductible for income tax purposes.

The Company has completed the majority of its business combination accounting as of December 31, 2014 and expects to complete the remainder in the first quarter of 2015. As of December 31, 2014, the Company had not completed its final review of the valuation of acquired inventory, investments in unconsolidated entities, income taxes and deferred income tax assets and liabilities, and certain other assets and liabilities. Final determinations of the values of assets acquired and liabilities assumed may result in adjustments to the values presented above and a corresponding adjustment to goodwill.

Supplemental Pro Forma Information (Unaudited)

The following represents unaudited pro forma operating results as if the acquisition had been completed as of January 1, 2013 (in thousands, except per share amounts):

	Year Ended December 31,
	2014	2013
Total revenues	$1,865,723	$1,532,667
Net income (loss)	$88,416	$91,028
Earnings per share - basic	$0.55	$0.56
Earnings per share - diluted	$0.55	$0.56

The unaudited pro forma operating results have been determined after adjusting the operating results of TRI Pointe to reflect the purchase accounting and other acquisition adjustments including interest expense associated with the debt used to fund a portion of the Merger. The unaudited pro forma results do not reflect any cost savings, operating synergies or other enhancements that we may achieve as a result of the Merger or the costs necessary to integrate the operations to achieve these cost savings and synergies. Accordingly, the unaudited pro forma amounts are for comparative purposes only and may not necessarily reflect the results of operations had the Merger been completed at the beginning of the period or be indicative of the results we will achieve in the future.

3.	Restructuring Charges

In connection with the Merger, the Company initiated a restructuring plan to reduce duplicate corporate and divisional overhead costs and expenses. In addition, WRECO previously recognized restructuring expenses related to general cost reduction initiatives. Restructuring costs were comprised of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Employee-related costs	$9,211	$5,736	$573
Lease termination costs	1,332	5,202	1,887
Total	$10,543	$10,938	$2,460

Employee-related costs incurred during the year ended December 31, 2014 included employee retention and severance-related expenses of $8.3 million and stock-based compensation expense of $947,000 for employees terminated during the period.  Employee retention and severance-related expenses were $5.7 million and $573,000 for the years ended December 31, 2013 and 2012, respectively. Lease termination costs of $1.3 million, $5.2 million and $1.9 million during the years ended December 31, 2014, 2013 and 2012, respectively, relate to contract terminations as a result of general cost reduction initiatives.

Changes in employee-related restructuring reserves were as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Accrued employee-related costs, beginning of period	$4,336	$28	$104
Current year charges	8,264	5,736	573
Payments	(8,756)	(1,428)	(649)
Accrued employee-related costs, end of period	$3,844	$4,336	$28

Changes in lease termination related restructuring reserves were as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Accrued lease termination costs, beginning of period	$3,506	$2,335	$3,674
Current year charges	1,332	5,202	1,887
Payments	(3,444)	(4,031)	(3,226)
Accrued lease termination costs, end of period	$1,394	$3,506	$2,335

Employee and lease termination restructuring reserves are included in accrued expenses and other liabilities on our consolidated balance sheets.

4.	Segment Information

Our operations consist of six homebuilding companies where we acquire and develop land and construct and sell single-family homes. In accordance with ASC Topic 280, Segment Reporting, in determining the most appropriate reportable segments, we considered similar economic and other characteristics, including product types, average selling prices, gross profits, production processes, suppliers, subcontractors, regulatory environments, land acquisition results, and underlying demand and supply. Based on our aggregation analysis, we have not exercised any aggregation of our operating segments, which are represented by the following six reportable segments: Maracay, consisting of operations in Arizona; Pardee, consisting of operations in California and Nevada; Quadrant, consisting of operations in Washington; Trendmaker, consisting of operations in Texas; TRI Pointe, consisting of operations in California and Colorado; and Winchester, consisting of operations in Maryland and Virginia.

Corporate is a non-operating segment that develops and implements company-wide strategic initiatives and provides support to our homebuilding reporting segments by centralizing certain administrative functions, such as marketing, legal, accounting, treasury, insurance and risk management, information technology and human resources, to benefit from economies of scale. Our Corporate non-operating segment also includes general and administrative expenses related to operating our corporate headquarters. A portion of the expenses incurred by Corporate is allocated to the homebuilding reporting segments.

The reportable segments follow the same accounting policies as our consolidated financial statements described in Note 1. Operational results of each reportable segment are not necessarily indicative of the results that would have been achieved had the reportable segment been an independent, stand-alone entity during the periods presented.

Total revenues and income from continuing operations before income taxes for each of our reportable segments were as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Total revenues
Maracay	$150,689	$145,822	$103,222
Pardee	525,381	519,074	356,489
Quadrant	145,377	127,237	127,785
Trendmaker	281,270	260,566	298,396
TRI Pointe	324,208	—	—
Winchester	276,691	222,013	184,414
	$1,703,616	$1,274,712	$1,070,306

Income (loss) from continuing operations before taxes
Maracay	$10,845	$10,438	$5,347
Pardee	74,898	(258,138)	87,691
Quadrant	9,028	1,504	(2,851)
Trendmaker	31,684	28,452	29,472
TRI Pointe	19,272	—	—
Winchester	24,612	24,561	18,537
Corporate (1)	(42,375)	(44,271)	(38,567)
	$127,964	$(237,454)	$99,629

Impairments and lot option abandonments
Maracay	$443	$203	$181
Pardee	306	343,661	133
Quadrant	1,059	1,146	2,575
Trendmaker	45	7	—
TRI Pointe	49	—	—
Winchester	613	431	702
Corporate	—	—	—
	$2,515	$345,448	$3,591

(1)	Includes $18.0 million of Merger related transaction costs and $5.5 million of restructuring charges for the year ended December 31, 2014.

Total real estate inventories and total assets for each of our reportable segments, as of the date indicated, were as follows (in thousands):

	Year Ended December 31,
	2014	2013

Real estate inventories
Maracay	$153,577	$131,380
Pardee	924,362	875,618
Quadrant	153,493	113,088
Trendmaker	176,696	130,973
TRI Pointe	613,666	—
Winchester	258,389	214,467
	$2,280,183	$1,465,526

Total assets
Maracay	$170,932	$138,552
Pardee	1,000,489	976,262
Quadrant	167,796	125,456
Trendmaker	195,829	134,628
TRI Pointe	764,001	—
Winchester	281,547	234,419
Corporate and Other	332,930	301,147
	$2,913,524	$1,910,464

5.	Earnings Per Share

The following table sets forth the components used in the computation of basic and diluted earnings per share (in thousands, except share and per share amounts):

	Year Ended December 31,
	2014	2013	2012
Numerator:
Income from continuing operations	$84,197	$(151,293)	$60,719
Discontinued operations, net of income taxes	—	1,838	762
Net income	$84,197	$(149,455)	$61,481
Denominator:
Basic weighted-average shares outstanding	145,044,351	129,700,000	129,700,000
Effect of dilutive shares:
Stock options and unvested restricted stock units	486,938	—	—
Diluted weighted-average shares outstanding	145,531,289	129,700,000	129,700,000
Earnings per share
Basic
Continuing operations	$0.58	$(1.17)	$0.47
Discontinued operations	—	0.02	—
Net earnings per share	$0.58	$(1.15)	$0.47
Diluted
Continuing operations	$0.58	$(1.17)	$0.47
Discontinued operations	—	0.02	—
Net earnings per share	$0.58	$(1.15)	$0.47

Antidilutive stock options not included in diluted earnings per share	1,295,280	—	—

In the Merger, each issued and outstanding WRECO common share was converted into 1.297 shares of TRI Pointe common stock. The historical issued and outstanding WRECO common shares (100,000,000 common shares for all periods presented prior to the Merger) have been recast (as 129,700,000 common shares of the Company for all periods prior to the Merger) in all periods presented to reflect this conversion.  See Note 2, Merger with Weyerhaeuser Real Estate Company, for further information on the Merger.

6.	Receivables, Net

Receivables, net consisted of the following (in thousands):

	Year Ended December 31,
	2014	2013
Accounts receivable, net	$9,771	$8,649
Warranty insurance receivable (Note 15)	10,047	12,489
Notes and contracts receivable	300	39,259
Total receivables	$20,118	$60,397

7.	Real Estate Inventories

Real estate inventories consisted of the following (in thousands):

	December 31,
	2014	2013
Real estate inventories owned:
Homes completed or under construction	$461,712	$308,856
Land under development	1,391,303	760,731
Land held for future development	245,673	264,120
Model homes	103,270	53,351
Total real estate inventories owned	2,201,958	1,387,058
Real estate inventories not owned:
Land purchase and land option deposits	44,155	38,788
Consolidated inventory held by VIEs	34,070	39,680
Total real estate inventories not owned	78,225	78,468
Total real estate inventories	$2,280,183	$1,465,526

Homes completed or under construction is comprised of costs associated with homes in various stages of construction and includes direct construction and related land acquisition and land development costs. Land under development primarily consists of land acquisition and land development costs, which include capitalized interest and real estate taxes, associated with land undergoing improvement activity. Land held for future development principally reflects land acquisition and land development costs related to land where development activity has not yet begun or has been suspended, but is expected to occur in the future.

Real estate inventories not owned represents deposits related to land purchase and land option agreements as well as consolidated inventory held by a VIE. For further details, see Note 9, Variable Interest Entities.

Interest incurred, capitalized and expensed were as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Interest incurred	$41,706	$22,674	$27,038
Interest capitalized	(38,975)	(19,081)	(22,059)
Interest expensed	$2,731	$3,593	$4,979

Capitalized interest in beginning inventory	$138,233	$155,823	$164,056
Interest capitalized as a cost of inventory	38,975	19,081	22,059
Interest previously capitalized as a cost of inventory, included in cost of sales	(52,747)	(36,671)	(30,292)
Capitalized interest in ending inventory	$124,461	$138,233	$155,823

Interest is capitalized to real estate inventory during development and other qualifying activities. Interest that is capitalized to real estate inventory is included in cost of home sales as related units are delivered. Interest that is expensed as incurred is included in other income (expense).

Real estate inventory impairments and land option abandonments

Real estate inventory impairments and land option abandonments consisted of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Real estate inventory impairments	$931	$341,086	$735
Land option abandonments and pre-acquisition costs	1,584	4,362	2,856
	$2,515	$345,448	$3,591

Impairments of homebuilding assets and related charges relate primarily to projects or communities held for development. Within a community that is held for development, there may be individual homes or parcels of land that are currently held for sale. Impairment charges recognized as a result of adjusting individual held-for-sale assets within a community to estimated fair value less cost to sell are also included in the total impairment charges above.

In addition to owning land and residential lots, we also have option agreements to purchase land and lots at a future date. We have option deposits and capitalized pre-acquisition costs associated with the optioned land and lots. When the economics of a project no longer support acquisition of the land or lots under option, we may elect not to move forward with the acquisition. Option deposits and capitalized pre-acquisition costs associated with the assets under option may be forfeited at that time. Charges for such forfeitures are expensed to cost of sales.

The homebuilding impairment charge in 2013 is primarily related to the $340.3 million impairment of the Coyote Springs Property in December 2013. Under the terms of the Transaction Agreement, certain assets and liabilities of WRECO and its subsidiaries were excluded from the transaction and retained by Weyerhaeuser, including assets and liabilities relating to the Coyote Springs Property described in Note 9.

8.	Investments in Unconsolidated Entities

As of December 31, 2014, we held equity investments in six active real estate partnerships or limited liability companies. Our participation in these entities may be as a developer, a builder, or an investment partner. Our ownership percentage varies from 7% to 55%, depending on the investment, with no controlling interest held in any of these investments.

Investments Held

Our cumulative investment in entities accounted for on the equity method, including our share of earnings and losses, consisted of the following (in thousands):

	December 31,
	2014	2013
Limited partnerships and limited liability company interests	$13,710	$18,454
General partnership interests	3,095	2,469
Total	$16,805	$20,923

Unconsolidated Financial Information

Aggregated assets, liabilities and operating results of the entities we account for as equity-method investments are provided below. Because our ownership interest in these entities varies, a direct relationship does not exist between the information presented below and the amounts that are reflected on our consolidated balance sheets as our investment in unconsolidated entities or on our consolidated statement of operations as equity in (loss) income of unconsolidated entities.

Assets and liabilities of unconsolidated entities (in thousands):

	December 31,
	2014	2013
Assets
Cash	$17,154	$10,459
Receivables	9,550	9,443
Real estate inventories	95,500	254,505
Other assets	620	535
Total assets	$122,824	$274,942
Liabilities and equity
Accounts payable and other liabilities	$10,914	$76,248
Company's equity	16,805	20,923
Outside interests' equity	95,105	177,771
Total liabilities and equity	$122,824	$274,942

Results of operations from unconsolidated entities (in thousands):

	Year Ended December 31,
	2014	2013	2012
Net sales	$606	$6,271	$15,855
Other operating income (expense)	(4,290)	(7,521)	(12,244)
Other income (expense)	(2)	(18)	(220)
Net income (loss)	$(3,686)	$(1,268)	$3,391

Company's equity in (loss) income of unconsolidated entities	$(288)	$2	$2,490

9.	Variable Interest Entities

In the ordinary course of business, we enter into land option agreements in order to procure land and residential lots for future development and the construction of homes. The use of such land option agreements generally allows us to reduce the risks associated with direct land ownership and development, and reduces our capital and financial commitments. Pursuant to these land option agreements, we generally provide a deposit to the seller as consideration for the right to purchase land at different times in the future, usually at predetermined prices. Such deposits are recorded as land purchase and land option deposits under real estate inventories not owned in the accompanying consolidated balance sheets.

We analyze each of our land option agreements and other similar contracts under the provisions of ASC 810 to determine whether the land seller is a VIE and, if so, whether we are the primary beneficiary. Although we do not have legal title to the underlying land, if we are determined to be the primary beneficiary of the VIE, we will consolidate the VIE in our financial statements and reflect its assets as real estate inventory not owned included in our real estate inventories, its liabilities as debt (nonrecourse) held by VIEs in accrued expenses and other liabilities and the net equity of the VIE owners as noncontrolling interests on our consolidated balance sheets. In determining whether we are the primary beneficiary, we consider, among other things, whether we have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance. Such activities would include, among other things, determining or limiting the scope or purpose of the VIE, selling or transferring property owned or controlled by the VIE, or arranging financing for the VIE.

Creditors of the entities with which we have land option agreements have no recourse against us. The maximum exposure to loss under our land option agreements is limited to non-refundable option deposits and any capitalized pre-acquisition costs. In some cases, we have also contracted to complete development work at a fixed cost on behalf of the land owner and budget shortfalls and savings will be borne by us.

The following provides a summary of our interests in land option agreements (in thousands):

	December 31, 2014			December 31, 2013
		Remaining	Consolidated		Remaining	Consolidated
		Purchase	Inventory		Purchase	Inventory
	Deposits	Price	Held by VIEs	Deposits	Price	Held by VIEs
Consolidated VIEs	$8,071	$43,432	$34,070	$6,979	$34,724	$39,680
Unconsolidated VIEs	13,309	129,637	N/A	7,102	75,171	N/A
Other land option agreements	30,846	284,819	N/A	31,686	321,240	N/A
Total	$52,226	$457,888	$34,070	$45,767	$431,135	$39,680

Unconsolidated VIEs represent land option agreements that were not consolidated because we were not the primary beneficiary. Other land option agreements were not considered VIEs. Included in other land option agreements as of December 31, 2013, was a $1.0 million deposit with a remaining purchase price of $105.2 million related to a large master planned community north of Las Vegas, Nevada (“Coyote Springs”) which was excluded from the Merger.

In addition to the deposits presented in the table above, our exposure to loss related to our land option contracts consisted of capitalized pre-acquisition costs of $5.3 million and $4.8 million as of December 31, 2014 and 2013, respectively. These pre-acquisition costs were included in real estate inventories as land under development on our consolidated balance sheets.

10.	Goodwill and Other Intangible Assets

In connection with the Merger, $139.3 million of goodwill has been recorded as of December 31, 2014. We have completed the majority of our business combination accounting as of December 31, 2014 and expect to complete the remainder in the first quarter of 2015. For further details on the goodwill recorded during the quarter, see Note 2, Merger with Weyerhaeuser Real Estate Company.

We have two intangible assets recorded as of December 31, 2014, including an existing trade name from the acquisition of Maracay in 2006 which has a 20 year useful life and a new trade name, TRI Pointe, resulting from the Merger which has an indefinite useful life. For further details on the TRI Pointe trade name see Note 2, Merger with Weyerhaeuser Real Estate Company.

Goodwill and other intangible assets consisted of the following (in thousands):

	December 31, 2014			December 31, 2013
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Goodwill	$139,304	$—	$139,304	$—	$—	$—
Trade names	27,979	(4,720)	23,259	10,679	(4,185)	6,494
	$167,283	$(4,720)	$162,563	$10,679	$(4,185)	$6,494

The remaining useful life of our amortizing intangible asset related to Maracay was 11.2 and 12.2 years as of December 31, 2014 and 2013, respectively. Amortization expense related to this intangible asset was $534,000 for the year ended December 31, 2014 and 2013, respectively, and was charged to sales and marketing expense.  Our indefinite life intangible asset related to TRI Pointe is not amortizing.

Expected amortization of our intangible asset related to Maracay for the next five years and thereafter is (in thousands):

December 31,
2014
2015	$534
2016	534
2017	534
2018	534
2019	534
Thereafter	3,289
Total	$5,959

11.	Other Assets

Other assets consisted of the following (in thousands):

	December 31,
	2014	2013
Prepaid expenses	$29,111	$8,590
Refundable fees and other deposits	15,581	19,566
Development rights, held for future use or sale	7,409	9,090
Deferred loan costs on Senior Notes	23,686	—
Operating properties and equipment, net	11,719	17,386
Income tax receivable	10,713	—
Other	7,186	8,999
	$105,405	$63,631

12.	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following (in thousands):

	December 31,
	2014	2013
Accrued payroll and related costs	$24,717	$48,232
Warranty reserves (Note 15)	33,270	24,449
Estimated cost for completion	54,437	53,160
Customer deposits	14,229	13,432
Debt (nonrecourse) held by VIEs (Note 9)	9,512	6,571
Income tax liability to Weyerhaeuser (Note 18)	15,659	16,577
Liability for uncertain tax positions (Note 17)	13,797	—
Accrued interest on Senior Notes and notes payable	3,059	—
Accrued insurance expense	9,180	—
Other	32,149	28,261
	$210,009	$190,682

13.Senior Notes and Notes Payable and Other Borrowings

Senior Notes

Senior notes consisted of the following (in thousands):

	December 31,
	2014	2013
4.375% Senior Notes due June 15, 2019, net of discount	$445,501	$—
5.875% Senior Notes due June 15, 2024, net of discount	442,001	—
	$887,502	$—

As discussed in Note 2, Merger with Weyerhaeuser Real Estate Company, on the Closing Date, TRI Pointe assumed WRECO’s obligations as issuer of the 2019 Notes and the 2024 Notes (collectively, the “Senior Notes”). The 2019 Notes were issued at 98.89% of their aggregate principal amount and the 2024 Notes were issued at 98.15% of their aggregate principal amount. The net proceeds of approximately $861.3 million, after debt issuance costs and discounts, from the offering were deposited into two separate escrow accounts following the closing of the offering on June 13, 2014. Upon release of the escrowed funds on the Closing Date, and prior to the consummation of the Merger, WRECO paid approximately $743.7 million in cash to the former direct parent entity of WRECO, which cash was retained by Weyerhaeuser and its subsidiaries (other than WRECO and its subsidiaries). The payment consisted of the $739 million Payment Amount (as defined in the Transaction Agreement) as well as approximately $4.7 million in payment of all unpaid interest on the debt payable to Weyerhaeuser that accrued from November 3, 2013 to the Closing Date. The remaining $117.6 million of proceeds was retained by TRI Pointe and used for general corporate purposes.

The 2019 Notes and the 2024 Notes mature on June 15, 2019 and June 15, 2024, respectively. Interest is payable semiannually in arrears on June 15 and December 15. As of December 31, 2014, no principal has been paid on the Senior Notes, and there was $23.7 million of capitalized debt financing costs, included in other assets on our consolidated balance sheet, related to the Senior Notes that will amortize over the lives of the Senior Notes. Accrued interest related to the Senior Notes was $1.9 million as of December 31, 2014.

Notes Payable and Other Borrowings

Notes payable and other borrowings consisted of the following (in thousands):

	December 31,
	2014	2013
Unsecured revolving Credit Facility	$260,000	$—
Seller financed loans	14,677	—
Debt payable to Weyerhaeuser	—	834,589
	$274,677	$834,589

Unsecured Revolving Credit Facility

In June 2014, the Company entered into an unsecured $425 million revolving credit facility (the “Credit Facility”) with various lenders, with one lender serving as the administrative agent for the Credit Facility. The Credit Facility matures on July 1, 2018, and contains a sublimit of $75 million for letters of credit. The Company may borrow under the Credit Facility in the ordinary course of business to fund its operations, including its land development and homebuilding activities. Borrowings under the Credit Facility will be governed by, among other things, a borrowing base. Interest rates on borrowings under the Credit Facility will be based on either a daily Eurocurrency base rate or a Eurocurrency rate, in either case, plus a spread ranging from 2.15% to 2.85%, depending on the Company’s leverage ratio. As of December 31, 2014, the outstanding balance under the Credit Facility was $260 million with an interest rate of 2.71% per annum and $153.2 million of availability after considering the borrowing base provisions and outstanding letters of credit.  Accrued interest related to the Credit Facility was $620,000 as of December 31, 2014.

At December 31, 2014 we had outstanding letters of credit of $11.8 million.  These letters of credit were issued to secure various financial obligations.  We believe it is not probable that any outstanding letters of credit will be drawn upon.

Seller Financed Loans

As of December 31, 2014, the Company had $14.7 million outstanding related to seller financed loans to acquire lots for the construction of homes.  Principal and interest payments on these loans are due at various maturity dates, including at the time individual homes associated with the acquired land are delivered.  The seller financed loans accrue interest at a weighted average rate of 6.96% per annum, with interest calculated on a daily basis. Any remaining unpaid balance on these loans is due in May 2016.  Accrued interest on these loans were $517,000 as of December 31, 2014.

Debt Payable to Weyerhaeuser

WRECO had a revolving promissory note payable to Weyerhaeuser prior to the Closing Date on July 7, 2014. This note payable was settled at the close of the Merger. WRECO paid interest on the unpaid balance of the principal at a per annum rate of LIBOR plus 1.70%.  Debt payable to Weyerhaeuser was $834.6 million at December 31, 2013.  See Note 18, Related Party Transactions, for further details.

Interest Incurred

During the years ended December 31, 2014 and 2013, the Company incurred interest of $41.7 million and $22.7 million, respectively, related to all notes payable, Senior Notes and debt payable to Weyerhaeuser outstanding during the period. Of the interest incurred, $39.0 million and $19.1 million was capitalized to inventory for the years ended December 31, 2014 and 2013, respectively. Included in interest incurred was amortization of deferred financing and Senior Note discount costs of $2.4 million for the year ended December 31, 2014.  Accrued interest related to all outstanding debt at December 31, 2014 was $3.1 million. Accrued interest related to the debt payable with Weyerhaeuser was $4.3 million as of December 31, 2013, and is recorded in accounts payable on the accompanying consolidated balance sheet.

Covenant Requirements

The Senior Notes contain covenants that restrict our ability to, among other things, create liens or other encumbrances, enter into sale and leaseback transactions, or merge or sell all or substantially all of our assets. These limitations are subject to a number of qualifications and exceptions.

Under the Credit Facility, the Company is required to comply with certain financial covenants, including but not limited to (i) a minimum consolidated tangible net worth; (ii) a maximum total leverage ratio; and (iii) a minimum interest coverage ratio.

The Company was in compliance with all applicable financial covenants as of December 31, 2014 and December 31, 2013.

14.	Fair Value Disclosures

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures, defines “fair value” as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at measurement date and requires assets and liabilities carried at fair value to be classified and disclosed in the following three categories:

•	Level 1—Quoted prices for identical instruments in active markets
•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at measurement date

•	Level 3—Valuations derived from techniques where one or more significant inputs or significant value drivers are unobservable in active markets at measurement date

Fair Value of Financial Instruments

A summary of assets and liabilities at December 31, 2014 and 2013, related to our financial instruments, measured at fair value on a recurring basis, is set forth below (in thousands):

		December 31, 2014		December 31, 2013
	Hierarchy	Book Value	Fair Value	Book Value	Fair Value
Receivables (a)	Level 3	$20,118	$20,118	$60,397	$60,390
Senior Notes (b)	Level 2	887,502	896,625
Notes payable and other borrowings (c)	Level 3	274,677	274,677

At December 31, 2014 and 2013, the carrying value of cash and cash equivalents approximated fair value.

a.

The estimated fair value of our receivables was based on the discounted value of the expected future cash flows using current rates for similar receivables. The book value of our receivables equaled the fair value as of December 31, 2014 due to the short-term nature of the remaining receivables.

b.	The estimated fair value of our Senior Notes at December 31, 2014 is based on quoted market prices.
c.	We believe that the carrying value of our notes payable and other borrowings approximates fair value.

Fair Value of Nonfinancial Assets

Nonfinancial assets include items such as real estate inventories and long-lived assets that are measured at fair value on a nonrecurring basis with events and circumstances indicating the carrying value is not recoverable. The following table presents impairment charges and the remaining net fair value for nonfinancial assets that were measured during the periods presented (in thousands):

		Year Ended		Year Ended
		December 31, 2014		December 31, 2013
			Fair Value		Fair Value
		Impairment	Net of	Impairment	Net of
	Hierarchy	Charge	Impairment	Charge	Impairment
Real estate inventories	Level 3	$931	$20,329	$341,086	$21,528

The homebuilding impairment charge as of December 31, 2013 was primarily related to the impairment of Coyote Springs in December 2013. Under the terms of the Transaction Agreement, certain assets and liabilities of WRECO and its subsidiaries were excluded from the transaction and retained by Weyerhaeuser, including assets and liabilities relating to the Coyote Springs Property. Consequently, WRECO recognized a $340.3 million impairment charge in the fourth quarter of 2013 for the impairment of the Coyote Springs Property. In addition, WRECO wrote off $3.0 million of option deposits and pre-acquisition costs related to the Coyote Springs Property.

15.	Commitments and Contingencies

Legal Matters

Lawsuits, claims and proceedings have been and may be instituted or asserted against us in the normal course of business, including actions brought on behalf of various classes of claimants. We are also subject to local, state and federal laws and regulations related to land development activities, house construction standards, sales practices, employment practices and environmental protection. As a result, we are subject to periodic examinations or inquiry by agencies administering these laws and regulations.

We record a reserve for potential legal claims and regulatory matters when they are probable of occurring and a potential loss is reasonably estimable. We accrue for these matters based on facts and circumstances specific to each matter and revise these estimates when necessary.

In view of the inherent difficulty of predicting outcomes of legal claims and related contingencies, we generally cannot predict their ultimate resolution, related timing or eventual loss. If our evaluations indicate loss contingencies that could be material are not probable, but are reasonably possible, we will disclose their nature with an estimate of a possible range of losses or a statement that such loss is not reasonably estimable.

Warranty

Warranty reserves are accrued as home deliveries occur. Our warranty reserves on homes delivered will vary based on product type and geographic area and also depending on state and local laws. The warranty reserve is included in accrued expenses and other liabilities on our consolidated balance sheets and represents expected future costs based on our historical experience over previous years. Estimated warranty costs are charged to cost of home sales in the period in which the related home sales revenue is recognized.

We maintain general liability insurance designed to protect us against a portion of our risk of loss from construction-related claims. We also generally require our subcontractors and design professionals to indemnify us for liabilities arising from their work, subject to various limitations. However, such indemnity is significantly limited with respect to certain subcontractors that are added to our general liability insurance policy. Included in our warranty reserve accrual are allowances to cover our estimated costs of self-insured retentions and deductible amounts under these policies and estimated costs for claims that may not be covered by applicable insurance or indemnities.  Estimation of these accruals include consideration of our claims history, including current claims and estimates of claims incurred but not yet reported.  In addition, we record expected recoveries from insurance carriers when proceeds are probable and estimable.  Outstanding warranty insurance receivables were $10.0 million and $12.5 million as of December 31, 2014 and December 31, 2013, respectively. Warranty insurance receivables are recorded in receivables on the accompanying consolidated balance sheet.

There can be no assurance that the terms and limitations of the limited warranty will be effective against claims made by homebuyers, that we will be able to renew our insurance coverage or renew it at reasonable rates, that we will not be liable for damages, cost of repairs, and/or the expense of litigation surrounding possible construction defects, soil subsidence or building related claims or that claims will not arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with certain subcontractors.

Warranty reserves consisted of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Warranty reserves, beginning of period	$24,449	$24,485	$26,404
Warranty reserves accrued	11,659	8,102	5,423
Liabilities assumed in the Merger	7,481	—	—
Adjustments to pre-existing reserves	199	1,933	2,650
Warranty expenditures	(10,518)	(10,071)	(9,992)
Warranty reserves, end of period	$33,270	$24,449	$24,485

Performance Bonds

We obtain surety bonds in the normal course of business with various municipalities and other government agencies to secure completion of certain infrastructure improvements of our projects.  As of December 31, 2014 and December 31, 2013, the Company had outstanding surety bonds totaling $355.2 million and $280.6 million, respectively. If any such performance bonds or letters of credit are called, we would be obligated to reimburse the issuer of the performance bond or letter of credit. We do not believe that a material amount of any currently outstanding performance bonds or letters of credit will be called.  Performance bonds do not have stated expiration dates. Rather, we are released from the performance bonds as the underlying performance is completed.

Operating Leases

Office Space, Buildings and Equipment

We lease certain property and equipment under non-cancelable operating leases. Office leases are for terms up to nine years and generally provide renewal options for terms up to an additional five years. In most cases, we expect that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Equipment leases are typically for terms of three to four years.  The future minimum rental payments under operating leases, which primarily consist of office leases having initial or remaining noncancelable lease terms in excess of one year, are as follows (in thousands):

2015	$7,255
2016	7,094
2017	5,985
2018	4,075
2019	3,870
Thereafter	8,400
$36,679

For the years ended December 31, 2014, 2013 and 2012, rental expense was $4.9 million, $5.1 million and $5.4 million, respectively.

Our minimum sublease rental income due to us in future periods under noncancellable sublease arrangements for office space and other buildings and equipment for the next five years and thereafter are as follows (in thousands):

2015	$624
2016	711
2017	535
2018	—
2019	—
Thereafter	—
$1,870

Model Homes

As part of our model home activities, we sell selected model homes to third parties at fair value and lease them back at market lease payments for periods approximating six months to three years.  For the years ended December 31, 2014, 2013 and 2012, rental expense was $0.6 million, $0.7 million and $0.9 million, respectively.  As of December 31, 2014 our only model home commitments were $205,000 payable in 2015.

Ground Leases

In 1987, we obtained two 55-year ground leases of commercial property that provided for three renewal options of ten years each and one 45-year renewal option.  We exercised the three 10-year extensions on one of these ground leases extending the lease through 2071.  The commercial buildings on these properties have been sold and the ground leases have been sublet to the buyers.

For one of these leases, we are responsible for making lease payments to the land owner, and we collect sublease payments from the buyers of the buildings.  Our lease commitments under this ground lease, which extends through 2071, were (in thousands):

2015	$2,224
2016	2,224
2017	2,224
2018	2,224
2019	2,224
Thereafter	79,148
$90,268

This ground lease has been subleased through 2041 to the buyers of the commercial buildings. Our lease commitments through 2041 total $60.1 million as of December 31, 2014, and are fully offset by sublease receipts under the noncancellable subleases.

For the second lease, the buyers of the buildings are responsible for making lease payments directly to the land owner. However, we have guaranteed the performance of the buyers/lessees. As of December 31, 2014, guaranteed future payments on the lease, which expires in 2041, were $11.4 million.

Purchase Obligations

In the ordinary course of business, we enter into land option contracts in order to procure lots for the construction of our homes. We are subject to customary obligations associated with entering into contracts for the purchase of land and improved lots. These purchase contracts typically require a cash deposit and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements by the sellers, including obtaining applicable property and development entitlements. We also utilize option contracts with land sellers as a method of acquiring land in staged takedowns, to help us manage the financial and market risk associated with land holdings, and to reduce the use of funds from our corporate financing sources. Option contracts generally require a non-refundable deposit for the right to acquire lots over a specified period of time at pre-determined prices. We generally have the right at our discretion to terminate our obligations under both purchase contracts and option contracts by forfeiting our cash deposit with no further financial responsibility to the land seller. As of December 31, 2014, we had $52.2 million of non-refundable cash deposits pertaining to land option contracts and purchase contracts with an aggregate remaining purchase price of approximately $457.9 million (net of deposits).

Our utilization of land option contracts is dependent on, among other things, the availability of land sellers willing to enter into option takedown arrangements, the availability of capital to financial intermediaries to finance the development of optioned lots, general housing market conditions, and local market dynamics. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions.

16.	Stock-Based Compensation

2013 Long-Term Incentive Plan

The Company’s stock compensation plan, the 2013 Long-Term Incentive Plan (the “2013 Incentive Plan”), was adopted by legacy TRI Pointe in January 2013 and amended with the approval of our stockholders in 2014. The 2013 Incentive Plan provides for the grant of equity-based awards, including options to purchase shares of common stock, stock appreciation rights, common stock, restricted stock, restricted stock units and performance awards. The 2013 Incentive Plan will automatically expire on the tenth anniversary of its effective date. Our board of directors may terminate or amend the 2013 Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation.

As amended, the number of shares of our common stock that may be issued under the 2013 Incentive Plan is 11,727,833 shares. To the extent that shares of our common stock subject to an outstanding option, stock appreciation right, stock award or performance award granted under the 2013 Incentive Plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or the settlement of such award in cash, then such shares of our common stock generally shall again be available under the 2013 Incentive Plan. As of December 31, 2014 there were 10,886,069 shares available for future grant under the 2013 Incentive Plan.

Converted Awards

Under the Transaction Agreement, each outstanding Weyerhaeuser equity award held by an employee of WRECO was converted into a similar equity award with TRI Pointe, based on the final exchange ratio of 2.1107 (the “Exchange Ratio”), rounded down to the nearest whole number of shares of common stock. The Company filed a registration statement on Form S-8 (Registration No. 333-197461) on July 16, 2014 to register 4,105,953 shares related to these equity awards. The converted awards have the same terms and conditions as the Weyerhaeuser equity awards except that all performance share units were surrendered in exchange for time-vesting restricted stock units without any performance-based vesting conditions or requirements and the exercise price of each converted stock option is equal to the original exercise price divided by the Exchange Ratio. There will be no future grants under the WRECO equity incentive plans. Refer to TRI Pointe’s Registration Statement on Form S-4, as amended (Registration No. 333-193248), for additional information on the Merger, the option exchange ratio and the treatment of equity awards under the Transaction Agreement.

The following table presents compensation expense recognized related to all stock-based awards (in thousands):

	Year Ended December 31,
	2014	2013	2012
Total stock-based compensation	$7,679	$5,002	$3,854

As of December 31, 2014, total unrecognized stock-based compensation related to all stock-based awards was $10.9 million and the weighted average term over which the expense was expected to be recognized was 2.24 years.

Summary of Stock Option Activity

The following table presents a summary of stock option awards for the year ended December 31, 2014:

	2014
		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
		Price	Contractual	Value
	Options	Per Share	Life	(in 000's)
Options outstanding at December 31, 2013 (1)	285,900	$17.04	9.1	$827
Granted	154,598	16.17	9.3	—
Assumed in the Merger	3,379,275	12.62	5.9	8,885
Exercised	(15,229)	11.34
Forfeited	(481,995)	13.24
Options outstanding at December 31, 2014	3,322,549	13.08	6.0	7,841
Options exercisable at December 31, 2014	1,813,003	12.27	4.0	5,573
(1)	Options outstanding at December 31, 2013 reflect outstanding options for the legal acquirer, TRI Pointe.

As discussed above, on July 7, 2014, the Company assumed an aggregate of 3,379,275 stock options, along with 726,678 restricted stock units discussed below, as a result of the Merger. The stock option awards assumed generally vest ratably over four years of continuous service and have a 10-year contractual term. Award provisions for awards granted in 2014, 2013, 2012 and 2011 at WRECO require an accelerated vesting schedule in the event of retirement eligibility or involuntary termination and will generally vest upon retirement for employees who retire at age 62 or older, but stop vesting for other voluntary terminations, including early retirement prior to age 62. The share-based compensation expense for individuals meeting the retirement eligibility requirements is recognized over a required service period that is less than the stated four-year vesting period.

Under ASC 805, for share-based payment awards held by employees of the accounting acquirer (WRECO), the legal exchange of the accounting acquirer awards for the legal acquirer (TRI Pointe) awards is considered, from an accounting perspective, to be a modification of the accounting acquirer’s outstanding awards. The modification was accounted for pursuant to ASC 718. The modification resulted in incremental stock-based compensation for the year ended December 31, 2014, of $722,000.

The fair value of stock option awards assumed in the Merger was determined by using an option-based model with the following assumptions:

	2014 Grants	2013 Grants	2012 Grants	2011 Grants
Dividend yield	2.92%	2.23%	2.94%	2.48%
Expected volatility	31.71%	38.00%	40.41%	38.56%
Risk-free interest rate	1.57%	0.92%	1.01%	2.65%
Expected life (in years)	4.97	4.97	5.33	5.73

Expected volatility assumptions for all stock options are based on the historical volatility of similar companies’ stock prices from a trailing period equal to the expected life of the stock option and ending on the date of grant or date assumed. Historical data from TRI Pointe were used to estimate option exercise and employee terminations within the valuation model of all stock options and the risk-free rate for all stock options is based on the United States Treasury yield curve over a period matching the expected term of each option.

Summary of Restricted Stock Unit Activity

The following table presents a summary of restricted stock units (“RSUs”) for the year ended December 31, 2014:

	2014
		Weighted
		Average	Aggregate
	Restricted	Grant Date	Intrinsic
	Stock	Fair Value	Value
	Units	Per Share	(in 000's)
Nonvested RSUs at December 31, 2013(1)	145,517	$17.68	$2,900
Granted	274,287	15.33	4,183
Assumed in the Merger	726,678	15.74	11,082
Vested	(59,326)	15.85
Forfeited	(204,447)	15.74
Nonvested RSUs at December 31, 2014	882,709	15.62	13,461
(1)	Nonvested RSUs at December 31, 2013 reflect nonvested RSUs for the legal acquirer, TRI Pointe.

As discussed above, on July 7, 2014, the Company assumed an aggregate of 726,678 restricted stock units, along with 3,379,275 stock options, as a result of the Merger. Restricted stock units assumed in the Merger generally vest ratably over four years of continuous service. Award provisions require an accelerated vesting schedule in the event of retirement eligibility or involuntary termination. The share-based compensation expense for individuals meeting the retirement eligibility requirements is recognized over a required service period that is less than the stated four-year vesting period. There was no incremental expense resulting from the modification of the RSU awards on July 7, 2014 because the fair value before and after the modification was the same.

On April 7, 2014, the Company granted an aggregate of 217,839 restricted stock units to employees, officers and directors. The restricted stock units granted to employees and officers on April 7, 2014 ratably vest annually on the anniversary of the grant date over a three year period. The restricted stock units granted to directors on April 7, 2014 vest on January 31, 2015, except the restricted stock units granted to directors who left the board upon the closing of the Merger vested on the date they left the board based on the number of days served in 2014. The fair value of each restricted stock award granted on April 7, 2014 was measured using a price of $16.17 per share, which was the closing stock price on the date of grant. Each award will be expensed on a straight-line basis over the vesting period.

On August 5, 2014, the Company granted an aggregate of 56,448 restricted stock units to members of its board of directors. The restricted stock units granted to directors on August 5, 2014 vest in their entirety on May 1, 2015. The fair value of each restricted stock award granted on August 5, 2014 was measured using $13.34 per share, which was the closing stock price on the date of grant. Each award will be expensed on a straight-line basis over the vesting period.

As restricted stock units vest, a portion of the shares awarded is generally withheld to cover employee taxes. As a result, the number of restricted stock units vested and the number of shares of TRI Pointe common stock issued will differ.

17.	Income Taxes

The provision (benefit) for income tax attributable to income (loss) from continuing operations before income taxes consisted of (in thousands):

	Year Ended December 31,
	2014	2013	2012
Current:
Federal	$(109,565)	$21,773	$1,457
State	5,339	1,646	122
Total current taxes	(104,226)	23,419	1,579

Deferred:
Federal	147,797	(107,651)	33,446
State	196	(1,929)	3,885
Total deferred taxes	147,993	(109,580)	37,331
Total income tax expense (benefit)	$43,767	$(86,161)	$38,910

The Company’s provision (benefit) for income taxes was different from the amount computed by applying the statutory federal income tax rate of 35% to the underlying income before income taxes as a result of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Taxes at the U.S. federal statutory rate	$44,788	$(83,109)	$34,870
State income taxes, net of federal tax impact	3,822	(859)	3,964
Tax loss on the sale of WRI	(5,786)	—	—
Non deductible transaction costs	2,594	—	—
Other, net	(1,651)	(2,193)	76
Total income tax expense (benefit)	$43,767	$(86,161)	$38,910
Effective income tax rate	34.2%	36.3%	39.1%

Excluded from the calculation of our effective income tax rate for 2012 is a $400,000 benefit for the 2012 Energy Efficiency Credit that was not extended retroactively in law until the American Taxpayer Relief Act of 2012 was enacted in January 2013.

Deferred taxes consisted of the following at December 31, 2014 and 2013 (in thousands):

	Year Ended
	December 31,
	2014	2013
Deferred tax assets:
Impairment and other valuation reserves	$110,816	$230,430
Incentive compensation	2,646	15,892
Indirect costs capitalized	27,202	17,068
Net operating loss carryforwards (state)	29,975	34,000
Transaction costs	2,610	—
State taxes	1,368	—
Other costs and expenses	17,230	21,970
Gross deferred tax assets	191,847	319,360
Valuation allowance	(6,233)	(8,300)
Deferred tax assets, net of valuation allowance	185,614	311,060

Deferred tax liabilities:
Interest capitalized	(2,590)	(3,040)
Basis difference in inventory	(14,029)	(14,007)
Fixed assets	(555)	—
Intangibles	(8,944)	(2,463)
Other	(1,675)	(2,567)
Deferred tax liabilities	(27,793)	(22,077)
Net deferred tax assets	$157,821	$288,983

In connection with the Merger, the Company acquired $16.8 million of net deferred tax assets and assumed $15.5 million of liabilities for uncertain tax positions.

The Company accounts for income taxes in accordance with ASC 740, which requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates for the years in which taxes are expected to be paid or recovered. Each quarter we assess our deferred tax asset to determine whether all or any portion of the asset is more likely than not unrealizable under ASC 740. We are required to establish a valuation allowance for any portion of the asset we conclude is more likely than not to be unrealizable. Our assessment considers, among other things, the nature, frequency and severity of our current and cumulative losses, forecasts of our future taxable income, the duration of statutory carryforward periods and tax planning alternatives.

As of December 31, 2014, the Company had state net operating loss carryforward of $679.4 million, which will expire between 2015 and 2034. We had a valuation allowance related to deferred tax assets of $6.2 million and $8.3 million as of December 31, 2014 and December 31, 2013, respectively, related to certain state net operating loss carryforwards as the tax benefits from those state losses are not more likely than not to be realized.  The decrease in the valuation allowance in 2014 is principally due to the expiration of state net operating loss carryovers on which a full valuation allowance was previously recorded.

The Company will continue to evaluate both positive and negative evidence in determining the need for a valuation allowance against its deferred tax assets. Changes in positive and negative evidence, including differences between the Company’s future operating results and the estimates utilized in the determination of the valuation allowance, could result in changes in the Company’s estimate of the valuation allowance against its deferred tax assets. The accounting for deferred taxes is based upon estimates of future results. Differences between the anticipated and actual outcomes of these future results could have a material impact on the Company’s consolidated results of operations or financial position. Also, changes in existing federal and state tax laws and tax rates could affect future tax results and the valuation allowance against the Company’s deferred tax assets.

Unrecognized tax benefits represent potential future obligations to taxing authorities if uncertain tax positions we have taken on previously filed tax returns are not sustained. These amounts represent the gross amount of exposure in individual jurisdictions and do not reflect any additional benefits expected to be realized if such positions were not sustained, such as federal deduction that could be realized if an unrecognized state deduction was not sustained.

The Company files income tax returns in the U.S., including federal and multiple state and local jurisdictions. The Company’s tax years 2010-2014 will remain open to examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or credit carryforwards.

WRECO was part of the consolidated federal group of Weyerhaeuser NR Company, the Former Parent, through the tax period ended July 7, 2014. During 2013, the IRS completed the examination of the consolidated federal income tax returns for the taxable years 2008-2010. During April 2014, Weyerhaeuser NR Company’s 2012 consolidated federal income tax return was opened for examination. At this point, no adjustments are expected. In connection with the Merger, the Former Parent retained the obligation for uncertain tax positions arising through July 7, 2014. As a result, there is no liability for WRECO’s uncertain tax positions at July 7, 2014. No new uncertain tax positions were identified with respect to WRECO at December 31, 2014. Under the Tax Sharing Agreement, any additional tax liabilities that may arise as a result of the tax examinations of the pre-Merger periods are reimbursed by the Former Parent.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended
	December 31,
	2014	2013
Balance at beginning of year	$—	$—
Increase due to Merger	16,716	—
Increases (Decreases) related to current year tax positions	(1,859)	—
Balance at end of year	$14,857	$—

The amount of unrecognized tax benefit that, if recognized and realized, would affect the effective tax rate is none as of December 31, 2014. Management believes it is reasonably possible that the total amount of unrecognized tax benefits will decrease within the next 12 months.

The Company classifies interest and penalties related to income taxes as part of income tax expense.  Accrued interest and penalties are included within the related liabilities in the balance sheet. The Company has recorded $48,000 of unpaid interest as a result of uncertain tax positions as of December 31, 2014.

Prior to the Merger, WRECO was included in the Weyerhaeuser NR Company consolidated federal income tax return and certain state income tax filings.  Income taxes were allocated using the pro rata method, which means our tax provisions and resulting income tax receivable from or payable to Weyerhaeuser NR Company represent the income tax amounts allocated to us on pro rata share method based upon our actual results. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards which exist for Weyerhaeuser NR Company and are attributable to our operations.

If we were to calculate income taxes using the separate return method, the effect on pro forma unaudited income from continuing operations and pro forma unaudited earnings per share would be as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2014	2013	2012
Income (loss) from continuing operations before taxes
as reported in the accompanying financial statements	$127,964	$(237,454)	$99,629
(Provision) benefit for income taxes assuming computation
on a separate return basis	(49,553)	86,161	(38,910)
Pro forma income (loss) from continuing operations	$78,411	$(151,293)	$60,719

Pro forma earnings per share - basic	$0.54	$(1.17)	$0.47
Pro forma earnings per share - diluted	$0.54	$(1.17)	$0.47

Assuming computation on a separate return basis, our income tax provision would have increased by $5.8 million for the year ended December 31, 2014 related to the tax loss on the sale of Weyerhaeuser Realty Investors, Inc. to Weyerhaeuser NR Company that would not have provided a benefit to our income tax provision assuming computation on a separate return basis.  There would be no change to our income tax provision for the years ended December 31, 2013 and 2012.

Refer to Note 18, Related Party Transactions, for a description of the tax sharing agreement between TRI Pointe and Weyerhaeuser.

18.	Related Party Transactions

Prior to the Merger, WRECO was a wholly-owned subsidiary of Weyerhaeuser. Weyerhaeuser provided certain services including payroll processing and related employee benefits, other corporate services such as corporate governance, cash management and other treasury services, administrative services such as government relations, tax, internal audit, legal, accounting, human resources and equity-based compensation plan administration, lease of office space, aviation services and insurance coverage. WRECO was allocated a portion of Weyerhaeuser corporate general and administrative costs on either a proportional cost or usage basis.

Weyerhaeuser-allocated corporate general and administrative expenses were as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Weyerhaeuser-allocated costs	$10,735	$22,884	$20,547

These expenses may not be indicative of the actual level of expense WRECO would have incurred if it had operated as an independent company or of expenses expected to be incurred in the future after the Closing Date.

During the year ended December 31, 2014 and prior to the Merger, WRECO sold $4.8 million of mineral rights and $21.2 million of land to Weyerhaeuser.

As of December 31, 2013, there were balances owed to Weyerhaeuser including accounts payable to Weyerhaeuser of $18.9 million, which is recorded in accounts payable on the accompanying consolidated balance sheet, $16.6 million of income tax liability to Weyerhaeuser, which is recorded in accrued expenses and other liabilities on the accompanying balance sheet and $834.6 million of debt payable to Weyerhaeuser, which is recorded on the face of the accompanying balance sheet. All amounts owed to Weyerhaeuser were settled on the Closing Date in connection with the Merger.

TRI Pointe has certain liabilities with Weyerhaeuser related to a tax sharing agreement executed in connection with the Merger. The liabilities under the tax sharing agreement relate to a portion of the California net operating loss generated prior to the Merger that are expected to be realized after July 7, 2014; federal tax credits generated prior to the Merger that are expected to be realized after July 7, 2014; and deductions for stock option awards granted through December 31, 2013 that are expected to be realized after July 7, 2014.  As of December 31, 2014, we had an income tax liability to Weyerhaeuser of $15.7 million which is recorded in accrued expenses and other liabilities on the accompanying balance sheet.

19.	Discontinued Operations

On October 31, 2013, a wholly-owned subsidiary of WRECO, Weyerhaeuser Realty Investors, Inc., (“WRI”), was sold to Weyerhaeuser NR Company. The results of operations for WRI have been recorded as discontinued operations in the accompanying consolidated financial statements. Cash flows of WRI through the date of the sale to Weyerhaeuser remain fully consolidated in the accompanying consolidated statement of cash flow for the year ended December 31, 2013.

Earnings of discontinued operations is as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Earnings before income taxes	$—	$602	$487
Gain on sale of discontinued operations	—	1,946	-
(Provision) benefit for income taxes	—	(710)	275
Discontinued operations, net of income taxes	$—	$1,838	$762

On October 31, 2013, Weyerhaeuser NR Company acquired WRI for $3.6 million. The purchase price was recorded as a reduction in the debt payable to Weyerhaeuser. The transaction resulted in a net gain of approximately $1.9 million, which was recognized in the fourth quarter of 2013.

20.	Supplemental Disclosure to Consolidated Statements of Cash Flow

The following are supplemental disclosures to the consolidated statements of cash flows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Interest	$42,969	$18,811	$26,763
Income taxes	$43,005	$(10,521)	$(20,744)

Supplemental disclosures of noncash activities:
Increase in real estate inventory due to distribution of land from an
unconsolidated joint venture	$5,052	$—	$—
Distribution to Weyerhaeuser of excluded assets and liabilities	$126,687	$—	$—
Amounts owed to Weyerhaeuser related to the tax sharing agreement	$15,688	$—	$—
Noncash settlement of debt payable to Weyerhaeuser	$70,082	$—	$—
Amortization of senior note discount	$804	$—	$—
Effect of net consolidation and de-consolidation of variable interest entities:
Increase (decrease) in consolidated real estate inventory not owned	$6,343	$(7,411)	$39,057
Increase (decrease) in deposits on real estate under option or
contract and other assets	$780	$3,005	$(4,511)
Increase in debt held by variable interest entities	$—	$—	$7,293
(Increase) decrease in noncontrolling interests	$(7,123)	$4,406	$(41,839)

Merger:
Fair value of assets, excluding cash acquired	$724,995	$—	$—
Liabilities assumed	$276,347	$—	$—

21.	Results of Quarterly Operations (Unaudited)

The following table presents our unaudited quarterly financial data. As discussed in Note 1, the Merger was treated as a reverse acquisition and WRECO is considered the accounting acquirer.  Accordingly, WRECO is reflected as the predecessor and acquirer and therefore consolidated financial statements included in this Annual Report on Form 10-K reflect historical consolidated financial statements of WRECO for all periods presented, and do not include the historical financial statements of legacy TRI Pointe prior to the Closing Date.  As a result, quarterly financial data presented in the following table for periods prior to the third quarter of 2014 will differ from amounts previously reported on the Form 10-Q from the same periods.

In our opinion, this information has been prepared on a basis consistent with that of our audited consolidated financial statements and all necessary material adjustments, consisting of normal recurring accruals and adjustments, have been included to present fairly the unaudited quarterly financial data. Our quarterly results of operations for these periods are not necessarily indicative of future results of operations (in thousands, except per share amounts):

	First	Second	Third	Fourth
2014	Quarter	Quarter	Quarter	Quarter
Total revenues	$248,132	$342,563	$477,920	$635,001
Cost of homes sales and other	195,595	267,937	387,721	506,101
Impairments and lot option abandonments	468	104	552	1,391
Gross margin	$52,069	$74,522	$89,647	$127,509
Income (loss) from continuing operations	$7,581	$24,225	$10,965	$41,426
Discontinued operations, net of income taxes	—	—	—	—
Net income	$7,581	$24,225	$10,965	$41,426

Earnings (loss) per share
Basic
Continuing operations	$0.06	$0.19	$0.07	$0.26
Discontinued operations	—	—	—	—
Net earnings (loss) per share	$0.06	$0.19	$0.07	$0.26
Diluted
Continuing operations	$0.06	$0.19	$0.07	$0.26
Discontinued operations	—	—	—	—
Net earnings (loss) per share	$0.06	$0.19	$0.07	$0.26

	First	Second	Third	Fourth
2013	Quarter	Quarter	Quarter	Quarter
Total revenues	$195,516	$267,837	$323,866	$487,493
Cost of homes sales and other	159,567	211,135	247,119	371,646
Impairments and lot option abandonments	493	203	549	344,203
Gross margin	$35,456	$56,499	$76,198	$(228,356)
Income (loss) from continuing operations	$(55)	$8,441	$19,941	$(179,620)
Discontinued operations, net of income taxes	189	(23)	218	1,454
Net income	$134	$8,418	$20,159	$(178,166)

Earnings (loss) per share
Basic
Continuing operations	$—	$0.06	$0.15	$(1.38)
Discontinued operations	—	—	0.01	0.01
Net earnings (loss) per share	$—	$0.06	$0.16	$(1.37)
Diluted
Continuing operations	$—	$0.06	$0.15	$(1.38)
Discontinued operations	—	—	—	0.01
Net earnings (loss) per share	$—	$0.06	$0.15	$(1.37)

Quarterly and year-to-date computations of per share amounts are made independently.  Therefore, the sum of per share amounts for the quarter may not agree with per share amounts for the year.

22.   Supplemental Guarantor Information

On the Closing Date, the Company assumed WRECO’s obligations as issuer of the Senior Notes.  Additionally, all of the Company’s wholly owned subsidiaries that are guarantors of the Company’s unsecured $425 million revolving credit facility, including WRECO and certain of its wholly owned subsidiaries entered into supplemental indentures pursuant to which they jointly and severally guaranteed the Company’s obligations with respect to the Senior Notes.

Presented below are the condensed consolidated financial statements for our guarantor subsidiaries for the year ending December 31, 2014.  The Company’s non-guarantor subsidiaries represent less than 3% on an individual and aggregate basis of consolidated total assets, total revenues, income from operations before taxes and cash flow from operating activities.  Therefore, the non-guarantor subsidiaries’ information is not separately presented in the tables below.

As discussed in Note 1, the Merger was treated as a “reverse acquisition” with WRECO being considered the accounting acquirer.  Accordingly, the financial statements reflect the historical results of WRECO for all periods and do not include the historical financial information of TRI Pointe prior to the Closing Date.  Subsequent to the Closing Date, the consolidated financial statements reflect the results of the combined company.   As a result, we have not included condensed consolidated financial statements for the years ending December 31, 2013 and 2012 because those results are of WRECO and are already included on the face of the consolidated financial statements.  In addition, there is no financial information for TRI Pointe Homes, Inc., issuer of the Senior Notes, in the periods prior to the Merger.

Condensed Consolidating Balance Sheet (in thousands):

	December 31, 2014
				Consolidated
	TRI Pointe	Guarantor	Consolidating	TRI Pointe
	Homes, Inc.	Subsidiaries	Adjustments	Homes, Inc.
Assets
Cash and cash equivalents	$105,888	$64,741	$-	$170,629
Receivables	5,050	15,068	-	20,118
Intercompany receivables	797,480	-	(797,480)	-
Real estate inventories	613,665	1,666,518	-	2,280,183
Investments in unconsolidated entities	-	16,805	-	16,805
Goodwill and other intangible assets, net	156,603	5,960	-	162,563
Investments in subsidiaries	959,693	-	(959,693)	-
Deferred tax assets	23,630	134,191	-	157,821
Other assets	55,199	50,206	-	105,405
Total Assets	$2,717,208	$1,953,489	$(1,757,173)	$2,913,524

Liabilities
Accounts payable	$25,800	$43,060	$-	$68,860
Intercompany payables	-	797,480	(797,480)	-
Accrued expenses and other liabilities	57,353	152,656	-	210,009
Notes payable and other borrowings	274,077	600	-	274,677
Senior notes	887,502	-	-	887,502
Total Liabilities	1,244,732	993,796	(797,480)	1,441,048

Equity
Total Equity	1,472,476	959,693	(959,693)	1,472,476
Total Liabilities and Equity	$2,717,208	$1,953,489	$(1,757,173)	$2,913,524

Condensed Consolidating Statement of Operations (in thousands):

	Year Ended December 31, 2014
				Consolidated
	TRI Pointe	Guarantor	Consolidating	TRI Pointe
	Homes, Inc.	Subsidiaries	Adjustments	Homes, Inc.
Revenues:
Home sales	$324,219	$1,322,055	$-	$1,646,274
Land and lot sales	-	47,660	-	47,660
Other operations	(12)	9,694	-	9,682
Total revenues	324,207	1,379,409	-	1,703,616

Expenses:
Cost of home sales	271,530	1,044,940	-	1,316,470
Cost of land and lot sales	-	37,560	-	37,560
Other operations	-	3,324	-	3,324
Impairments and lot option abandonments	49	2,466	-	2,515
Sales and marketing	9,678	93,922	-	103,600
General and administrative	16,532	65,841	-	82,373
Restructuring charges	-	10,543	-	10,543
Total expenses	297,789	1,258,596	-	1,556,385
Income from operations	26,418	120,813	-	147,231
Equity in loss of unconsolidated entities	-	(288)	-	(288)
Transaction expenses	(7,138)	(10,822)	-	(17,960)
Other income (expense), net	17	(1,036)	-	(1,019)
Income from operations before taxes	19,297	108,667	-	127,964
Provision for income taxes	(11,586)	(32,181)	-	(43,767)
Equity in net income of subsidiaries	76,486	-	(76,486)	-
Net income (loss)	$84,197	$76,486	$(76,486)	$84,197

Condensed Consolidating Statement of Cash Flows (in thousands):

	Year Ended December 31, 2014
				Consolidated
	TRI Pointe	Guarantor	Consolidating	TRI Pointe
	Homes, Inc.	Subsidiaries	Adjustments	Homes, Inc.
Cash flows from operating activities
Net cash used in operating activities	$(62,715)	$(50,655)	$-	$(113,370)
Cash flows from investing activities:
Purchases of property and equipment	(2,293)	(5,557)	-	(7,850)
Cash acquired in the Merger	53,800	-	-	53,800
Proceeds from sale of property and equipment	-	23	-	23
Investments in unconsolidated entities	-	(1,311)	-	(1,311)
Intercompany	69,971	-	(69,971)	-
Net cash provided by (used in) investing activities	121,478	(6,845)	(69,971)	44,662
Cash flows from financing activities:
Borrowings from notes payable	100,000	600	-	100,600
Repayment of notes payable	(53,051)	-	-	(53,051)
Proceeds from issuance of senior notes	-	886,698	-	886,698
Debt issuance costs for senior notes	-	(23,000)	-	(23,000)
Bridge commitment fee	-	(10,322)	-	(10,322)
Changes in debt payable to Weyerhaeuser	-	(623,589)	-	(623,589)
Change in book overdrafts	-	(22,491)	-	(22,491)
Excess tax benefits of share-based awards	-	1,757	-	1,757
Distributions to Weyerhaeuser	-	(8,606)	-	(8,606)
Net proceeds of debt held by variable interest entities	-	3,903	-	3,903
Contributions from noncontrolling interests	-	1,895	-	1,895
Distributions to noncontrolling interests	-	(19,143)	-	(19,143)
Proceeds from exercise of equity awards	176	-	-	176
Intercompany	-	(69,971)	69,971	-
Net cash provided by financing activities	47,125	117,731	69,971	234,827
Net increase in cash and cash equivalents	105,888	60,231	-	166,119
Cash and cash equivalents - beginning of year	-	4,510	-	4,510
Cash and cash equivalents - end of year	$105,888	$64,741	$-	$170,629